Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 4, 2014	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS

Sales and Margin Improvement Produce Record Full Year Earnings per Share of $6.01

DULUTH, GA – February 4 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.9 billion during the fourth quarter of 2013, an increase of approximately 5.8% compared to net sales of $2.7 billion for the fourth quarter of 2012. Reported net income for the fourth quarter of 2013 was $1.40 per share. These results compare to reported and adjusted net income of $1.04 and $0.99 per share, respectively, for the fourth quarter of 2012. Adjusted net income for the fourth quarter of 2012 excluded a non-cash intangible asset impairment charge of approximately $22.4 million as well as a non-cash tax gain of approximately $26.9 million from the recognition of U.S. deferred tax assets. Excluding an unfavorable currency translation impact of approximately 0.3%, net sales in the fourth quarter of 2013 increased approximately 6.1% compared to the fourth quarter of 2012.

Net sales for the full year of 2013 were approximately $10.8 billion, an increase of approximately 8.3% compared to the same period in 2012. For the full year of 2013, reported net income was $6.01 per share. This result compares to reported and adjusted net income of $5.30 and $5.25 per share, respectively, for the full year of 2012. Excluding an unfavorable impact of currency translation of approximately 1.2%, net sales for the full year of 2013 increased approximately 9.5% compared to 2012.

Fourth Quarter and Full Year Highlights

•	Fourth quarter regional sales results(1): Europe/Africa/ Middle East (“EAME”) +10%; Asia/Pacific (“APAC”) +6%; North America +2%; South America +1%;
•	Adjusted operating margins in 2013 improved over 160 basis points in the fourth quarter and nearly 120 basis points for the full year vs. comparable 2012 periods
•	Full year regional operating margin performance: North America 11.8%, South America 10.4%, EAME 10.2%, APAC 0.1%
•	Announced $500 million share repurchase program in December
•	2014 earnings per share guidance remains at approximately $6.00 per share

(1)Excludes currency translation impact. See reconciliation of non-GAAP measures in Appendix.

“AGCO closed the year with a solid fourth quarter, making 2013 a record year for both sales and earnings,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “We continue to take advantage of healthy market conditions by leveraging our global footprint and our well-positioned brands. Strong sales performance and steady progress with our profitability improvement efforts produced margin expansion in 2013. We generated over $400 million of free cash flow in 2013 while making heavy investments in plant productivity, new products and tier 4 emission requirements. Our strong cash generation will allow us to continue making strategic investments in improved technology and production capabilities while returning cash to our shareholders. AGCO’s record earnings and consistent cash flow generation over the last three years has strengthened our balance sheet and positioned the Company for continued success.”

Market Update

Industry Unit Retail Sales

Year ended December 31, 2013	Tractors Change from Prior Year Period	Combines Change from Prior Year Period
North America	9%	8%
South America	17%	35%
Western Europe	(1)%	(10)%

“Crop production improved to more normal levels and farm income remained strong across most of the developed farm markets during 2013,” stated Mr. Richenhagen. “Improved yields in North America and high levels of farm income supported industry sales. In Western Europe, favorable farm economics in France and Germany supported industry demand, while market conditions remained soft in the weather-impacted regions of the United Kingdom and parts of Northern Europe. Attractive soft commodity prices, improved harvests and supportive government financing programs all contributed to market strength in Brazil. In 2014, industry demand is expected to weaken due to lower commodity prices and reduced farm income. Our long-term view remains positive as increasing global demand for commodities driven by biofuel use, the growing world population and increasing emerging market protein consumption are expected to support elevated farm income and healthy conditions in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

	2013	2012	Change from 2012	% change from 2012 due to currency translation(1)
Three months ended December 31
North America	$ 658.1	$ 652.3	0.9%	(0.6)%
South America	461.7	511.9	(9.8)%	(10.3)%
Europe/Africa/Middle East	1,602.9	1,406.5	14.0%	3.8%
Asia/Pacific	137.0	132.7	3.2%	(3.1)%

Total	$ 2,859.7	$ 2,703.4	5.8%	(0.3)%

Year ended December 31
North America	$ 2,757.8	$ 2,584.4	6.7%	(0.3)%
South America	2,039.7	1,855.7	9.9%	(11.9)%
Europe/Africa/Middle East	5,481.5	5,073.7	8.0%	2.3%
Asia/Pacific	507.9	448.4	13.3%	(2.1)%

Total	$ 10,786.9	$ 9,962.2	8.3%	(1.2)%

(1) See Footnotes for additional disclosure

North America

North American net sales grew 7.0% during the full year of 2013 compared to 2012, excluding the negative impact of currency translation. Sales were strongest in the row crop segment, with the most significant increases in sprayers, high horsepower tractors, grain storage products and implements. Increased sales, a favorable product mix and margin improvement initiatives all contributed to growth in income from operations of $66.0 million for the full year of 2013 compared to the same period in 2012.

South America

AGCO’s South American net sales grew 21.8% in the full year of 2013 compared to the same period in 2012, excluding the negative impact of currency translation. Sales were higher in both Brazil and Argentina, with growth mainly in high horsepower tractors, sprayers and grain storage products. Operating margins improved approximately 170 basis points for the full year of 2013 compared to 2012 due to higher sales, a richer mix of products and the benefit of cost-reduction initiatives. Income from operations increased $51.1 million for the full year of 2013 compared to 2012.

EAME

Net sales in AGCO’s EAME region improved by 5.7% in the full year of 2013 compared to the full year of 2012 on a constant currency basis. Improved production capacity at the Fendt facility in Germany generated most of the increase. Higher sales in France and Germany were partially offset by declines in Central and Eastern Europe. EAME’s income from operations increased $83.3 million for the full year of 2013 compared to 2012. The benefit of higher sales and improved production efficiency contributed to the increase.

Asia/Pacific

Net sales in the Asia/Pacific region were 15.4% higher in the full year of 2013 compared to the same period in 2012, excluding the negative impact of currency translation. Growth in China, East Asia and Australia produced most of the increase. Income from operations in the Asia/Pacific region declined by $9.7 million in the full year of 2013 compared to the same period in 2012. The benefit of higher sales was offset by increased market development costs in China.

Outlook

Lower commodity prices relative to 2013 are expected to result in reduced farm income and softer industry demand across the developed agricultural equipment markets in 2014. AGCO is projecting net sales in a range from $10.8 billion to $11.0 billion, with forecasted pricing benefits and market share improvements offsetting the impact of the expected industry decline. Improved gross margins compared to 2013 levels are expected to be offset by higher engineering and market development costs. Based on these assumptions, AGCO is targeting earnings per share of approximately $6.00 during 2014.

“2014 will be a challenging year for our industry,” stated Mr. Richenhagen. “With modest declines in demand expected across most markets, we will focus on managing working capital while we continue to execute on our strategic initiatives. We expect to continue investing in new products and technology, as well as devoting significant resources to enhance our presence in the CIS region, China and Africa. Our plans in 2014 also include investing in our production facilities to improve efficiency as well as in higher technology products that will make farmers more productive and more profitable.”

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 4, 2014. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, farm incomes and productivity, global grain consumption, commodity prices, population levels, margin improvements, investments in production facilities and product development, industry demand, market development and engineering expenses, inventory levels, cash flow levels and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•	A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. During 2013, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	All acquisitions involve risks relating to retention of key employees and customers and fulfilling projections prepared by or at the direction of prior ownership. In addition, we may encounter difficulties in integrating recent and future acquisitions into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the acquisition.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•	We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2012 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI®, and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2013, AGCO had net sales of $10.8 billion. For more information, see http://www.agcocorp.com

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in millions)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$1,047.2	$781.3
Accounts and notes receivable, net	940.6	924.6
Inventories, net	2,016.1	1,703.1
Deferred tax assets	241.2	243.5
Other current assets	272.0	302.2

Total current assets	4,517.1	3,954.7
Property, plant and equipment, net	1,602.3	1,406.1
Investment in affiliates	416.1	390.3
Deferred tax assets	24.4	40.0
Other assets	134.6	131.2
Intangible assets, net	565.6	607.1
Goodwill	1,178.7	1,192.4

Total assets	$8,438.8	$7,721.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$110.5	$59.1
Convertible senior subordinated notes	201.2	192.1
Accounts payable	960.3	888.3
Accrued expenses	1,389.2	1,226.5
Other current liabilities	150.8	98.8

Total current liabilities	2,812.0	2,464.8
Long-term debt, less current portion	938.5	1,035.6
Pensions and postretirement health care benefits	246.4	331.6
Deferred tax liabilities	251.2	242.7
Other noncurrent liabilities	145.9	149.1

Total liabilities	4,394.0	4,223.8

Temporary equity	—	16.5
Stockholders’ equity:
AGCO Corporation stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	1,117.9	1,082.9
Retained earnings	3,402.0	2,843.7
Accumulated other comprehensive loss	(510.7)	(479.4)

Total AGCO Corporation stockholders’ equity	4,010.2	3,448.2
Noncontrolling interests	34.6	33.3

Total stockholders’ equity	4,044.8	3,481.5

Total liabilities, temporary equity and stockholders’ equity	$8,438.8	$7,721.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2013	2012

Net sales	$2,859.7	$2,703.4

Cost of goods sold	2,268.7	2,175.6

Gross profit	591.0	527.8

Selling, general and administrative expenses	295.2	284.5

Engineering expenses	86.7	89.6

Impairment charge	—	22.4

Amortization of intangibles	11.9	12.4

Income from operations	197.2	118.9

Interest expense, net	17.8	14.1

Other expense, net	14.9	10.5

Income before income taxes and equity in net earnings of affiliates	164.5	94.3

Income tax provision	38.7	6.9

Income before equity in net earnings of affiliates	125.8	87.4

Equity in net earnings of affiliates	11.1	13.6

Net income	136.9	101.0

Net loss attributable to noncontrolling interests	2.4	1.5

Net income attributable to AGCO Corporation and subsidiaries	$139.3	$102.5

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$1.43	$1.06

Diluted	$1.40	$1.04

Cash dividends declared and paid per common share	$0.10	$—

Weighted average number of common and common equivalent shares outstanding:

Basic	97.4	96.9

Diluted	99.7	98.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Years Ended December 31,
	2013	2012

Net sales	$10,786.9	$9,962.2

Cost of goods sold	8,396.3	7,839.0

Gross profit	2,390.6	2,123.2

Selling, general and administrative expenses	1,088.7	1,041.2

Engineering expenses	353.4	317.1

Impairment charge	—	22.4

Amortization of intangibles	47.8	49.3

Income from operations	900.7	693.2

Interest expense, net	58.0	57.6

Other expense, net	40.1	34.8

Income before income taxes and equity in net earnings of affiliates	802.6	600.8

Income tax provision	258.5	137.9

Income before equity in net earnings of affiliates	544.1	462.9

Equity in net earnings of affiliates	48.2	53.5

Net income	592.3	516.4

Net loss attributable to noncontrolling interests	4.9	5.7

Net income attributable to AGCO Corporation and subsidiaries	$597.2	$522.1

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$6.14	$5.38

Diluted	$6.01	$5.30

Cash dividends declared and paid per common share	$0.40	$—

Weighted average number of common and common equivalent shares outstanding:

Basic	97.3	97.1

Diluted	99.4	98.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$592.3	$516.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	211.6	180.6
Deferred debt issuance cost amortization	3.5	3.5
Impairment charge	—	22.4
Amortization of intangibles	47.8	49.3
Amortization of debt discount	9.2	8.7
Stock compensation	34.6	36.8
Equity in net earnings of affiliates, net of cash received	(19.0)	(25.7)
Deferred income tax provision (benefit)	21.7	(36.4)
Other	0.3	0.6
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(36.2)	40.6
Inventories, net	(356.9)	(160.9)
Other current and noncurrent assets	7.0	(71.8)
Accounts payable	54.7	(61.7)
Accrued expenses	123.4	154.5
Other current and noncurrent liabilities	103.0	9.5

Total adjustments	204.7	150.0

Net cash provided by operating activities	797.0	666.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(391.8)	(340.5)
Proceeds from sale of property, plant and equipment	2.6	0.9
Purchase of businesses, net of cash acquired	(9.5)	(2.9)
Investments in consolidated affiliates, net of cash acquired	—	(20.1)
(Sale of) investments in unconsolidated affiliates, net	(10.0)	(15.8)
Restricted cash and other	—	3.7

Net cash used in investing activities	(408.7)	(374.7)

Cash flows from financing activities:
Payment of debt obligations, net	(58.1)	(222.5)
Payment of debt issuance costs	(0.1)	(0.2)
Payment of minimum tax withholdings on stock compensation	(17.0)	(0.3)
Excess tax benefit related to stock compensation	11.4	—
Payment of dividends to stockholders	(38.9)	—
Purchases and retirement of common stock	(1.0)	(17.6)
(Distribution to) investments by noncontrolling interests, net	(3.1)	(1.0)

Net cash used in financing activities	(106.8)	(241.6)

Effects of exchange rate changes on cash and cash equivalents	(15.6)	6.8

Increase in cash and cash equivalents	265.9	56.9
Cash and cash equivalents, beginning of year	781.3	724.4

Cash and cash equivalents, end of year	$1,047.2	$781.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in millions, except share amounts and per share data)

1.	STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Cost of goods sold	$—	$0.5	$2.3	$2.4
Selling, general and administrative expenses	0.7	7.5	32.6	34.6

Total stock compensation expense	$0.7	$8.0	$34.9	$37.0

2.	INDEBTEDNESS

Indebtedness at December 31, 2013 and 2012 consisted of the following:

	December 31, 2013	December 31, 2012
1 1⁄4% Convertible senior subordinated notes due 2036	$201.2	$192.1
4 1⁄2% Senior term loan due 2016	275.0	264.2
5 7⁄8% Senior notes due 2021	300.0	300.0
Credit facility, expires 2016	360.0	465.0
Other long-term debt	114.0	65.5

	1,250.2	1,286.8
Less: Current portion of long-term debt	(110.5)	(59.1)
1 1⁄4% Convertible senior subordinated notes due 2036	(201.2)	(192.1)

Total indebtedness, less current portion	$938.5	$1,035.6

Holders of the Company’s 1 1⁄4% convertible senior subordinated notes had the right to require the Company to repurchase the notes at a repurchase price of 100% of their principal amount, plus any interest, on December 15, 2013. No notes were tendered for repurchase. In addition, holders may convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $40.44 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2013, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 1⁄4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2013, and, therefore, the holders of the notes may convert the notes during the three months ending March 31, 2014. Due to the ability of the holders of the notes to convert the notes during the three months ending March 31, 2014, the Company classified the notes as a current liability as of December 31, 2013. As of December 31, 2012, the Company classified the notes as a current liability due to the redemption feature of the notes. The Company classified approximately $9.2 million of the equity component of the 1 1⁄4% convertible senior subordinated notes as “Temporary equity” as of December 31, 2012. The amount classified as “Temporary equity” was measured as the excess of (i) the amount of cash that would be required to be paid upon conversion over (ii) the current carrying amount of the liability-classified component. As of December 31, 2013, the amount of principal cash required to be repaid upon conversion of the 1 1⁄4% convertible senior subordinated notes was equivalent to the carrying amount of the liability-classified component. Future classification of the notes between current liabilities and long-term debt will be dependent on the closing sales price of the Company’s common stock during future quarters, until the fourth quarter of 2015.

In December 2013, holders of the Company’s 1 1⁄4% convertible senior subordinated notes converted less than $0.1 million of principal amount of the notes. The Company issued 286 shares associated with the less than $0.1 million excess conversion value of the notes.

3.	INVENTORIES

Inventories at December 31, 2013 and 2012 were as follows:

	December 31, 2013	December 31, 2012
Finished goods	$775.7	$598.5
Repair and replacement parts	550.2	505.6
Work in process	109.0	137.5
Raw materials	581.2	461.5

Inventories, net	$2,016.1	$1,703.1

4.	ACCOUNTS RECEIVABLE SALES AGREEMENTS

At December 31, 2013 and 2012, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of December 31, 2013 and 2012, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $1.3 billion and $1.1 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.8 million and $25.6 million during the three months and year ended December 31, 2013, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.4 million and $21.8 million during the three months and year ended December 31, 2012, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of December 31, 2013 and 2012, these retail finance joint ventures had approximately $68.2 million and $100.6 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

5.	NET INCOME PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2013 and 2012 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$139.3	$102.5	$597.2	$522.1

Weighted average number of common shares outstanding	97.4	96.9	97.3	97.1

Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.43	$1.06	$6.14	$5.38

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$139.3	$102.5	$597.2	$522.1

Weighted average number of common shares outstanding	97.4	96.9	97.3	97.1

Dilutive stock-settled appreciation rights and performance share awards	0.7	1.0	0.8	1.0

Weighted average assumed conversion of contingently convertible senior subordinated notes	1.6	0.6	1.3	0.5

Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	99.7	98.5	99.4	98.6

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.40	$1.04	$6.01	$5.30

6.	SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2013 and 2012 are as follows:

Three Months Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/Pacific	Consolidated

2013

Net sales	$658.1	$461.7	$1,602.9	$137.0	$2,859.7

Income (loss) from operations	54.1	32.8	155.2	(1.6)	240.5

2012

Net sales	$652.3	$511.9	$1,406.5	$132.7	$2,703.4

Income from operations	54.0	51.0	87.4	0.4	192.8

Years Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/Pacific	Consolidated

2013

Net sales	$2,757.8	$2,039.7	$5,481.5	$507.9	$10,786.9

Income from operations	325.9	212.7	558.2	0.5	1,097.3

2012

Net sales	$2,584.4	$1,855.7	$5,073.7	$448.4	$9,962.2

Income from operations	259.9	161.6	474.9	10.2	906.6

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Segment income from operations	$240.5	$192.8	$1,097.3	$906.6
Corporate expenses	(30.7)	(31.6)	(116.2)	(107.1)
Stock compensation expense	(0.7)	(7.5)	(32.6)	(34.6)
Impairment charge	—	(22.4)	—	(22.4)
Amortization of intangibles	(11.9)	(12.4)	(47.8)	(49.3)

Consolidated income from operations	$197.2	$118.9	$900.7	$693.2

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and net income per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and net income per share to reported income from operations, net income and net income per share for the three months ended December 31, 2013 and 2012 (in millions, except per share data):

	Three months ended December 31,
	2013			2012

	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As adjusted	$197.2	$139.3	$1.40	$141.3	$98.0	$0.99
Tax adjustments(2)	—	—	—	—	(26.9)	(0.27)
Impairment charge(3)	—	—	—	22.4	22.4	0.22

As reported	$197.2	$139.3	$1.40	$118.9	$102.5	$1.04

(1)	Net income and net income per share amounts are after tax.
(2)	During the fourth quarter of 2012, the Company recorded a non-cash tax gain associated with the recognition of certain U.S. deferred tax assets from the reversal of its U.S. deferred tax valuation allowance and the recognition of certain U.S. research and development tax credits.
(3)	In accordance with ASC 350, “Intangibles- Goodwill and Other,” the Company conducted an impairment analysis of its Chinese harvesting business during the fourth quarter of 2012. As a result of its analysis, the Company concluded that the goodwill and certain other intangible assets were impaired and recorded an impairment charge of $22.4 million.

The following is a reconciliation of adjusted income from operations, net income and net income per share to reported income from operations, net income and net income per share for the years ended December 31, 2013 and 2012 (in millions, except per share data):

	Years ended December 31,
	2013			2012
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As adjusted	$900.7	$597.2	$6.01	$715.6	$517.6	$5.25
Tax adjustments(2)	—	—	—	—	(26.9)	(0.27)
Impairment charge(3)	—	—	—	22.4	22.4	0.22

As reported	$900.7	$597.2	$6.01	$693.2	$522.1	$5.30

(1)	Net income and net income per share amounts are after tax.
(2)	During the fourth quarter of 2012, the Company recorded a non-cash tax gain associated with the recognition of certain U.S. deferred tax assets from the reversal of its U.S. deferred tax valuation allowance and the recognition of certain U.S. research and development tax credits.
(3)	In accordance with ASC 350, “Intangibles- Goodwill and Other,” the Company conducted an impairment analysis of its Chinese harvesting business during the fourth quarter of 2012. As a result of its analysis, the Company concluded that the goodwill and certain other intangible assets were impaired and recorded an impairment charge of $22.4 million.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three months and year ended December 31, 2013, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2013	2012	% change from 2012	$	%
North America	$658.1	$652.3	0.9%	$(4.0)	(0.6)%
South America	461.7	511.9	(9.8)%	(52.7)	(10.3)%
Europe/Africa/Middle East	1,602.9	1,406.5	14.0%	53.8	3.8%
Asia/Pacific	137.0	132.7	3.2%	(4.1)	(3.1)%

	$2,859.7	$2,703.4	5.8%	$(7.0)	(0.3)%

	Years Ended December 31,			Change due to currency translation
	2013	2012	% change from 2012	$	%
North America	$2,757.8	$2,584.4	6.7%	$(7.7)	(0.3)%
South America	2,039.7	1,855.7	9.9%	(220.2)	(11.9)%
Europe/Africa/Middle East	5,481.5	5,073.7	8.0%	115.9	2.3%
Asia/Pacific	507.9	448.4	13.3%	(9.5)	(2.1)%

	$10,786.9	$9,962.2	8.3%	$(121.5)	(1.2)%

The following is a reconciliation of free cash flow to net cash provided by operating activities for the years ended December 31, 2013 and 2012 (in millions):

	Years Ended December 31,
	2013	2012
Net cash provided by operating activities	$797.0	$666.4
Less:
Capital expenditures	(391.8)	(340.5)

Free cash flow	$405.2	$325.9